Exhibit 99

Vishay Intertechnology Makes Offer to Acquire All Outstanding Shares of
International Rectifier for $21.22 per Share in Cash

MALVERN, Pa—August 15, 2008--Vishay Intertechnology, Inc. (NYSE:VSH) one of the world's largest manufacturers of discrete semiconductors and passive electronic components, today announced that it has made a non-binding proposal to the International Rectifier Corporation (NYSE:IRF) Board of Directors to acquire all the outstanding shares of International Rectifier common stock for $21.22 per share in cash, or total payment of approximately $1.6 billion. This offer represents an approximately 13% premium over the closing price of International Rectifier common stock of $18.82 on August 14, 2008, and a 20% premium over its 30 day moving average of $17.69. The proposal is subject to diligence and other customary conditions.

About Vishay Intertechnology, Inc.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

CONTACT: Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President Corporate Communications
+1-610-644-1300